INTRAOP MEDICAL CORPORATION

CONSOLIDATED FINANCIAL REPORT

SEPTEMBER 30, 2020

INTRAOP MEDICAL CORPORATION

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	1 – 2
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets	3
Consolidated Statements of Operations and Comprehensive Loss	4
Consolidated Statements of Stockholders’ Deficit	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7 – 32

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

IntraOp Medical Corporation

Sunnyvale, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of IntraOp Medical Corporation and subsidiaries (collectively, the “Company”) which comprise the consolidated balance sheets as of September 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “consolidated financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

160 West Santa Clara Street, Suite 600, San Jose, CA 95113 T: 408.294.3924 F: 408.295.3925 877.754.4557

To the Board of Directors
IntraOp Medical Corporation

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements as of and for the year ended September 30, 2019 have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

As discussed in Note 4 to the consolidated financial statements, the Company adopted new accounting guidance ASC Topic 606, Revenue from Contracts with Customers. Our opinion is not modified with respect to this matter.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered operating losses and cash flow deficits from operations which raises substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

SingerLewak LLP

March 23, 2021

INTRAOP MEDICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

September 30, 2020 and 2019

ASSETS
		(Restated)
	2020	2019
Current assets
Cash and cash equivalents	$5,012,677	$3,967,363
Accounts receivable	1,562,507	543,884
Other receivable from sale leaseback	-	235,000
Inventories	2,012,654	2,517,708
Prepaid expenses and other current assets	487,069	503,093

Total current assets	9,074,907	7,767,048

Property and equipment, net	3,536,383	4,378,253
Property leased to others under operating leases	1,606,884	1,222,487
Deferred costs	-	415,518
Restricted cash	44,168	44,112
Long-term deposits	-	30,530
Intangible assets, net	2,684,447	4,129,526
Goodwill	4,746,994	4,746,994

Total assets	$21,693,783	$22,734,468

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Related party notes payable, short-term	$5,000,000	$5,000,000
Related party convertible promissory notes, net of debt discount, short-term	15,991,501	11,319,446
Loan payable	493,600	-
Capital lease obligation, short-term	1,213,486	929,486
Accounts payable	1,815,677	2,116,929
Accrued expenses	4,330,508	1,948,739
Customer deposits	602,492	420,000
Deferred revenue, short-term	1,035,370	886,062
Deferred profit on sale leaseback, short-term	668,376	716,991
Derivative liability, short-term	5,007,509	3,383,537
Deferred rent	47,237	74,359

Total current liabilities	36,205,756	26,795,549

Convertible promissory note, net of debt discount, long-term	1,127,464	-
Capital lease obligation, long-term	2,482,540	3,354,582
Deferred revenue, long-term	-	135,710
Deferred profit on sale leaseback, long-term	964,410	1,399,453
Derivative liability, long-term	376,233	-
Deferred tax liabilities	92,108	78,700

Total liabilities	41,248,511	31,763,994

Commitments and Contingencies (Note 10)

Stockholders’ deficit
Convertible preferred stock, $0.00001 par value: 47,348,161 shares authorized 29,759,583 shares issued and outstanding (liquidation preference of $30,921,113	298	298
Common stock, $0.00001 par value: 55,000,000 shares authorized; 1,450,212 shares issued and outstanding.	15	15
Additional paid-in capital	31,558,972	31,473,204
Accumulated deficit	(54,279,936)	(43,654,005)
Non-controlling interest in UK joint venture	3,165,923	3,150,962

Total stockholders’ deficit	(19,554,728)	(9,029,526)

Total liabilities and stockholders’ deficit	$21,693,783	$22,734,468

See notes to financial statements.

INTRAOP MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Years Ended September 30, 2020 and 2019

	2020	(Restated) 2019
Revenues	$8,369,397	$3,946,457
Cost of revenues	5,047,875	2,945,901

Gross profit	3,321,522	1,000,556

Operating expenses
Research and development	2,716,255	1,531,393
Sales and marketing	2,963,716	4,197,334
General and administrative	4,616,142	3,603,709

Total operating expenses	10,296,113	9,332,436

Loss from operations	(6,974,591)	(8,331,880)

Other income (expense):
Other income (expense), net	287,665	(116,069)
Profit on sale leaseback	1,636,048	414,719
Change in fair value of derivative liability	(587,705)	(318,255)
Bargain purchase gain	-	651,986
Interest expense	(4,958,179)	(3,426,569)

Total other expense	(3,622,171)	(2,794,188)

Loss before provision for income taxes	(10,596,762)	(11,126,068)

Income tax provision	(14,208)	(14,208)

Net loss	$(10,610,970)	$(11,140,276)

Net income (loss) attributable to non-controlling interest	$14,961	$(39,090)

Net loss attributable to controlling interest	$(10,625,931)	$(11,101,186)

Other comprehensive loss, net of tax:
Foreign currency translation adjustment	-	4,034

Comprehensive loss	$(10,610,970)	$(11,136,242)

See notes to financial statements.

INTRAOP MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

Years Ended September 30, 2020 and 2019

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Non controlling Interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, September 30, 2018	29,759,583	$298	1,450,212	$15	$31,221,435	$(4,034)	$(32,552,819)	$-	$(1,335,105)

Issuance cost for Convertible Preferred Stock	-	-	-	-	(3,250)	-	-	-	(3,250)

Issuance of common stock warrants	-	-	-	-	206,932	-	-	-	206,932

Foreign currency translation adjustment	-	-	-	-	-	4,034	-	-	4,034

Stock-based compensation	-	-	-	-	48,087	-	-	-	48,087

Issuance of common stock of UK joint venture	-	-	-	-	-	-	-	3,190,052	3,190,052

Net loss (restated)	-	-	-	-	-	-	(11,101,186)	(39,090)	(11,140,276)

Balance, September 30, 2019 (restated)	29,759,583	$298	1,450,212	$15	$31,473,204	$-	$(43,654,005)	$3,150,962	$(9,029,526)

Issuance of common stock warrants	-	-	-	-	82,673	-	-	-	82,673

Stock-based compensation	-	-	-	-	3,095	-	-	-	3,095

Net loss	-	-	-	-	-	-	(10,625,931)	14,961	(10,610,970)

Balance, September 30, 2020	29,759,583	$298	1,450,212	$15	$31,558,972	$-	$(54,279,936)	$3,165,923	$(19,554,728)

See notes to financial statements.

INTRAOP MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30, 2020 and 2019

		(Restated)
	2020	2019
Cash flows from operating activities
Net loss	$(10,610,970)	$(11,140,276)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,629,280	736,112
Amortization of intangible assets	1,445,079	1,445,079
Provision for excess and obsolete inventory	-	12,255
Stock-based compensation expense	3,095	48,087
Deferred tax expense	13,408	13,408
Non-cash interest expense	1,705,958	1,073,581
Change in fair value of derivative liability	587,705	318,255
Changes in operating assets and liabilities
Accounts receivable	(1,018,623)	(50,574)
Other receivable from sale leaseback	235,000	(235,000)
Inventories	505,054	(2,054,517)
Prepaid expenses and other current assets	16,024	289,433
Property leased to others under operating leases	(384,397)	(659,983)
Deferred costs	415,518	(415,518)
Long-term deposits	30,530	-
Accounts payable	(301,252)	1,781,638
Accrued expenses	2,381,769	(1,412,238)
Customer deposits	182,492	360,000
Deferred revenue	13,598	328,735
Deferred profit on sale-leaseback	(1,244,075)	(515,000)
Deferred rent	(27,122)	(1,168)

Net cash used in operating activities	(4,421,929)	(10,077,691)

Cash flows from investing activities
Purchase of property and equipment	(26,993)	(6,128)

Net cash used in investing activities	(26,993)	(6,128)

Cash flows from financing activities
Proceeds from related party convertible promissory notes	4,150,000	5,534,151
Proceeds from loan payable	493,600	-
Proceeds from convertible promissory note	1,500,000	-
Proceeds from sale-leaseback	3,000,000	4,150,000
Repayments of capital lease	(3,649,308)	(420,948)
Proceeds from issuance of common stock in UK joint venture	-	3,190,052
Issuance costs for convertible preferred stock	-	(3,250)

Net cash provided by financing activities	5,494,292	12,450,005

Effect of change in foreign exchange rates on cash	-	4,034

Net increase in cash, cash equivalents and restricted cash	1,045,370	2,370,220

Cash, cash equivalents and restricted cash, beginning of year	4,011,475	1,641,255

Cash, cash equivalents and restricted cash, end of year	$5,056,845	$4,011,475

Supplemental disclosure of cash flow information
Cash paid for interest	$865,651	$675,837
Cash paid for income taxes	$800	$800

Supplemental disclosure of non-cash financing activities
Issuance of warrant in connection with sale-leaseback	$82,673	$206,392

See notes to financial statements.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

IntraOp Medical Corporation (the “Company”), originally incorporated in Delaware in 2013, is a medical device company providing intraoperative radiation to ailing cancer patients.

IntraOperative Electron Radiation Therapy (“IOERT”) is the administration of radiation while a patient is undergoing cancer surgery. The radiation is delivered as part of the surgical procedure directly to a specified area (i.e. any residual breast tumor), while the surrounding healthy tissue is moved aside, when possible. The IOERT is delivered through a device called Mobetron. Mobetron is the intraoperative device sold by the Company. The Company is subject to a number of risks associated with companies at a similar stage including dependence on insurance companies, dependence on a few customers, competition from substitute services and larger competitors.

In April 2016, the Company established a wholly owned subsidiary, IntraOp Europe GmbH, in Germany.

In December 2018, the Company entered into a joint venture with El Seif Holding UK Limited (El Seif) to form IntraOp UK Ltd (the JV), incorporated in England and Wales. Ownership is 50/50. The initial investment was 4,000,000 Great British Pounds (GBP) of which 1,000,000 was paid by the Company and 3,000,000 was paid by El Seif Holding UK Limited. The JV will be the exclusive distributor of the Company in the UK. The Company evaluated the JV and determined that consolidation of the JV was the proper treatment in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), as the JV qualifies as a Variable Interest Entity (VIE) for which the Company was determined to be the primary beneficiary. In connection with its investment in the JV, the Company recorded a bargain purchase gain of $651,986 representing the difference between its investment amount of 1 million GBP and its 50% share of the equity of the JV at formation. Included in the non-controlling interest of El Seif is a 1 million GBP non-voting interest with priority in liquidation over the common shares. The consolidated financial statements include the financial statements of the joint venture.

NOTE 2 – RESTATEMENT

The Company is restating its consolidated financial statements as of and for the year ended September 30, 2019 to correct the following: 1) to account for the conversion feature in the convertible promissory notes as a derivative liability and 2) to correct the accretion recorded during the year ended September 30, 2019.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – RESTATEMENT (Continued)

The following table summarizes the corrections on each of the affected financial statement line items as of and for the year ended September 30, 2019:

Balance sheet

	Previously
	Reported	Adjustment	As Restated
Related party convertible promissory note, net of debt discount	$15,360,707	$(4,041,261)	$11,319,446
Derivative liability	-	3,383,537	3,383,537
Total current liabilities	27,453,273	(657,724)	26,795,549
Total liabilities	32,421,718	(657,724)	31,763,994
Accumulated deficit	(44,311,729)	657,724	(43,654,005)
Total stockholders’ deficit	$(9,687,250)	$657,724	$(9,029,526)

Statement of operations

	Previously
	Reported	Adjustment	As Restated
Interest expense	$(4,402,548)	$975,979	$(3,426,569)
Change in fair value of derivative liability	-	(318,255)	(318,255)
Total other expenses	(3,451,912)	657,724	(2,794,188)
Loss before provision for income taxes	(11,783,792)	657,724	(11,126,068)
Net loss	$(11,798,000)	$657,724	$(11,140,276)

Statement of cash flows

	Previously Reported	Adjustment	As Restated
Net loss	$(11,798,000)	$657,724	$(11,140,276)
Change in fair value of derivative liability	-	318,255	318,255
Non-cash interest expense	$2,049,560	$(975,979)	$1,073,581

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company has suffered operating losses and negative cash flows from operations and as of September 30, 2020, had an accumulated deficit of $54,279,936. The Company is dependent upon continued equity or debt financing to continue as a going concern until such time as it can generate sufficient revenues and cash flows from operations.

Management’s plans in regard to this matter consist principally of securing additional debt or equity funding combined with planned improvements in cash flows from operations through revenue growth and cost controls. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a pandemic. The disruption resulting from the COVID-19 pandemic is currently expected to be temporary, but there is considerable uncertainty around the duration and the Company expects this matter may negatively impact its operating results. However, the related financial impact and duration cannot be reasonably estimated at this time.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law and includes changes to the Internal Revenue Code for refundable payroll tax credits, deferment of employer payments for social security tax, net operating loss carryback periods, alternative minimum tax credits, net interest deduction limitations, and depreciation of certain leasehold improvements.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared on an accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Reclassifications

Certain prior year amounts have been reclassified in order to conform to the current year presentation. These reclassifications had no effect on the previously reported net loss.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant estimates relate to: (i) the valuation of its common stock, stock options and warrants, (ii) derivative liabilities, (iii) inventory valuation, (iv) accrual for warranty obligations and (v) the valuation of acquired assets, including goodwill and intangibles.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation

The consolidated financial statements include the financial statements of IntraOp Medical Corporation, its wholly owned subsidiary IntraOp Europe GmbH, and the joint venture IntraOp UK Ltd. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency

The functional currency of IntraOp Europe GmbH and IntraOp UK Ltd is the U.S. Dollar. Foreign currency transaction gains and losses are the result of exchange rate changes on transactions denominated in currencies other than the functional currency. Monetary balances are remeasured at year end exchange rates and non-monetary balances are remeasured at historical exchange rates. Remeasurement and foreign currency transaction gains/(losses) of $287,665 and ($178,569) for the years ended September 30, 2020 and 2019, respectively, are included in other income (expense), net, in the accompanying consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three (3) months or less from the date of purchase to be cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value.

Restricted Cash

At September 30, 2020 and 2019, the Company had restricted cash of $44,168 and $44,112, respectively, which consisted of cash deposited in a money market account held to secure the Company’s credit card for both years.

Stock-based Compensation

Stock-based compensation cost for stock options is measured at the grant date based on the fair value of the award, determined using the Black-Scholes option pricing model, and is recognized as expense over the applicable vesting period of the stock award using the straight- line method for awards that are expected to vest.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks and cash balances may be in excess of federal insurance limits. Management believes that the financial risks associated with its cash and cash equivalents are minimal as the Company’s cash deposits are held at creditworthy commercial banks.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk (Continued)

The Company generally does not require collateral or other security in support of accounts receivable and does not charge interest on past due balances. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables are further adjusted. The Company also considers broader factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, macroeconomic conditions, significant one-time events and historical experience. The Company charges off uncollectible accounts receivable once all efforts to collect have been exhausted. As of September 30, 2020 and 2019, there was no allowance for doubtful accounts.

The Company’s product revenues consist principally of Mobetron systems and related service and maintenance sold principally to hospitals and doctors’ offices, throughout the United States, Europe, Middle East and Southeast Asia.

Accounts receivable from two customers totaled approximately 45% and 20% of total accounts receivable at September 30, 2020. Sales to four customers accounted for approximately 15%, 14%, 14% and 11% of total revenues for the year ended September 30, 2020.

Accounts receivable from three customers totaled approximately 34%, 33% and 11% of total accounts receivable at September 30, 2019. Sales to one customer accounted for approximately 27% of total revenues for the year ended September 30, 2019.

Inventories

Inventories are stated at the lower of cost or net realizable value, using a standard cost method. The Company periodically reviews its inventories for potential slow-moving or obsolete items and writes down specific items to net realizable value as appropriate. During 2020 and 2019, the Company had zero and $12,255 write-offs for excess and obsolete items, respectively.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally two to seven years. Leasehold improvements are amortized using the straight- line method over the shorter of the estimated useful lives of the assets or the term of the leases. Upon retirement or sale, the cost of assets disposed, and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss. Expenditures for repairs and maintenance are charged to expense as incurred.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment (Continued)

The Company leases its equipment to certain customers. The costs related to this leased equipment are deferred and as the residual value of the equipment exceeds the cost no depreciation has been recorded. The leased equipment is included in property leased to others under operating leases in the consolidated balance sheets.

Accounting for Impairment of Long-lived Assets

Long-lived assets, such as property and equipment, leased assets and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds estimated future net cash flows associated with the asset, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No such impairments have been identified during the years ended September 30, 2020 and 2019.

Intangible Assets

Intangible assets with finite lives are amortized to expense over their useful lives of seven to ten years. The Company’s identified intangible assets consist of developed technology, customer relationships and trade name which are being amortized using the straight-line method.

Goodwill

Goodwill is not amortized but is tested for impairment on an annual basis or earlier if events occur or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. No such impairments have been identified to date.

Research and Development

Research and development costs are charged to operations as incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of assets and liabilities. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and tax credit carryovers. Deferred tax assets and liabilities are measured using the enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided against the Company’s deferred income tax assets when it is more likely than not that the asset will not be realized.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company follows authoritative guidance regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The interpretation also clarifies the financial statement classification of tax related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2020 and 2019. The Company has not identified any material uncertain tax positions.

Fair Value Measurement

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in the accounting standards.

The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 –	Observable inputs that reflect quoted prices in active markets for identical assets and liabilities.

Level 2 –	Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3 –	Unobservable inputs that are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company’s only financial asset carried at fair value in these financial statements is the bifurcated embedded conversion derivative liability. The fair value is based upon level 3 inputs.

A schedule of the activity for the derivative liability and discussion of the valuation approach and assumptions is included in Note 6.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

On October 1, 2019, the Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, as amended, using the full retrospective adoption method. The adoption did not have a material impact to the consolidated financial statements. There was no adjustment made resulting from the adoption.

The Company recognizes revenue through the application of the following the five steps:

(1)	Identification of the contract with a customer, which is typically a purchase order or signed agreement;

(2)	Identification of the performance obligations in the contract;

(3)	Determination of the transition price;

(4)	Allocation of the transaction price to the performance obligations; and

(5)	Recognition of revenue when (or as) each performance obligation is satisfied.

Below are the typical performance obligations and their revenue recognition method.

Sales of Mobetron systems and accessories are recognized at a point in time, upon delivery of the products. System sales are typically invoiced 20% upfront, 70% upon delivery and 10% within a couple weeks of delivery.

Maintenance and service contracts are typically invoiced annually or quarterly and recognized over time, ratably over the term of the contract. Amounts invoiced in advance of revenue recognition are recorded as deferred revenue in the accompanying consolidated balance sheets.

Customer deposits are recorded as a liability and recognized as revenue upon delivery of the product.

Rental revenue for leased Mobetron systems is typically invoiced quarterly or monthly and is recognized over time, ratably over the lease term.

During the years ended September 30, 2020 and 2019, the Company recognized the following:

	2020	2019
Point in time revenue recognized	$5,002,580	$1,338,401
Over time revenue recognized	3,366,817	2,608,056

Total revenue recognized	$8,369,397	$3,946,457

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranty

The warranty periods for the Company’s products are generally one year from the date of shipment. The Company is responsible for warranty obligations arising from its sales and provides for an estimate of its warranty obligation at the time of sale. Management estimates and provides a reserve for warranty upon sale of a new system based upon historical warranty repair expenses on the Company’s installed base. The warranty accrual is included in accrued expenses in the accompanying consolidated balance sheets.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expense for the years ended September 30, 2020 and 2019 was not material.

Sales Taxes

Sales taxes collected from customers and remitted to governmental authorities are not included in revenue.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The guidance in this update supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities in the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for annual periods beginning after December 15, 2021, including interim periods within those fiscal year. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. Management is currently evaluating the new standard.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance is effective for annual reporting periods beginning after December 15, 2018, and interim periods within that reporting period. Early adoption is permitted, including adoption in an interim period. Management adopted this standard effective October 1, 2019 and the impact of adoption was not significant to the consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU expands the scope of Topic 718 to also address share-based payments for goods and services to nonemployees. The ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Management is currently evaluating the new standard.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU removes, modifies and adds certain disclosure requirements of ASC Topic 820. The ASU is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Management is currently evaluating the new standard.

NOTE 5 – SIGNIFICANT BALANCE SHEET COMPONENTS

Inventories Inventories consisted of the following at September 30,:
	2020	2019
Raw materials	$1,093,923	$1,031,357
Work in process	422,607	453,584
Finished goods	-	563,581
Software	496,124	469,186

Total	$2,012,654	$2,517,708

Property and Equipment

Property and equipment consisted of the following at September 30,:

	2020	2019
Computers and equipment	$261,086	$241,815
Furniture and fixtures	60,363	61,916
Leased equipment	5,135,000	5,135,000
	5,456,449	5,438,731
Less accumulated depreciation	(1,920,066)	(1,060,478)

Property and equipment, net	$3,536,383	$4,378,253

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Property and Equipment (Continued)

Property leased to others under operating leases totaled $1,606,884 and $1,222,487 at September 30, 2020 and 2019, respectively. At September 30, 2020 and 2019, there were three and two leased Mobetron systems, respectively.

In July 2019, the Company leased two systems to customers and recognized $104,312 rental income during the year ended September 30, 2019 and $244,166 during the year ended September 30, 2020. Under the terms of one agreement, the lessee pays monthly rental fees of 9,500 EURO for an initial term of twelve months. At the end of the term in August 2020, the lessee purchased the system. Under the terms of another agreement, the lessee pays monthly fees of 10,083 GBP through March 2024.

During 2020, the Company leased two systems to customers and recognized $420,200 rental income. Under the terms of one agreement, the lessee pays monthly rental fees of $30,000 for a two-year term. Under the terms of another agreement, the lessee pays monthly rental fees of $30,100 for a one-year term.

Intangible Assets

The gross amount of intangible assets and related amortization were as follows as of September 30, 2020:

	Gross Carrying Amount	Estimated Useful Life (Years)	Accumulated Amortization	Carrying Value
Developed technology	$11,000,000	9	$8,555,553	$2,444,447
Customer relationships	1,000,000	7	1,000,000	-
Trade name	800,000	10	560,000	240,000

	$12,800,000		$10,115,553	$2,684,447

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Intangible Assets (Continued)

The gross amount of intangible assets and related amortization were as follows as of September 30, 2019:

	Gross Carrying Amount	Estimated Useful Life (Years)	Accumulated Amortization	Carrying Value
Developed technology	$11,000,000	9	$7,333,332	$3,666,668
Customer relationships	1,000,000	7	857,142	142,858
Trade name	800,000	10	480,000	320,000

	$12,800,000		$8,670,474	$4,129,526

Future amortization expense for these assets is as follows:

For the Years Ending
September 30,
2021	1,302,222
2022	1,302,222
2023	80,003

Total	$2,684,447

Accrued Expenses

Accrued expenses consisted of the following at September 30,:

	2020	2019
Employee related liabilities	$260,785	$192,730
Warranty accrual	180,000	180,000
Accrued interest	3,663,230	1,273,024
Other accrued liabilities	226,493	302,985

Accrued expenses	$4,330,508	$1,948,739

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – FINANCING ARRANGEMENTS

Related Party Notes Payable

In February 2014, the Company issued a $3,000,000 secured promissory note payable to an investor with an annual interest rate of 8%. This investor holds a majority of the outstanding convertible preferred stock of the Company. As amended, principal and interest payments were due in February 2020. In February 2017, the Company issued an additional $2,000,000 secured promissory note payable to the same investor with an annual interest rate of 8% that originally matured in February 2020. These notes require interest-only payments until the maturity date. In February 2020, the maturity date for these notes were extended to June 2020. In June 2020, the maturity date was extended to December 2020. In December 2020, the maturity date was extended to December 2021. The balance of the notes at September 30, 2020 and 2019 was $5,000,000 for both years. Interest expense for the years ended September 30, 2020 and 2019 was $400,000 for both years.

Related Party Convertible Notes Payable

In December 2018, all previously outstanding convertible notes payable were consolidated into one convertible promissory note with a principal balance of $10,961,129. In July 2019, the Company issued another convertible promissory note of $1,300,000.

During the year ended September 30, 2020, the Company issued the following additional convertible promissory notes:

October 2019	$500,000
October 2019	500,000
February 2020	1,000,000
March 2020	500,000
May 2020	400,000
July 2020	500,000
August 2020	750,000
Total	$4,150,000

These convertible promissory notes all have an annual interest rate of 15%. The principal and accrued interest were due in June 2020. In June 2020, the maturity date was extended to December 2020. In December 2020, the maturity date was extended to December 2021. The holder of the note has the option to convert the outstanding principal into the Series A-2 preferred stock or securities to be issued in the next round of financing. If the outstanding balance is converted to shares of Series A-2, the shares would equate to the loan balance divided by the Series A-2 issue price. If the loan balance is converted into securities from the next round of financing, the number of shares would equate to the outstanding loan balance divided by 80% of the price per share of the next round price.

The balance of the convertible promissory notes at September 30, 2020 and 2019 was $16,411,129 and $12,261,129, respectively. Interest expense for the years ended September 30, 2020 and 2021 was $2,345,887 and $1,623,133, respectively.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – FINANCING ARRANGEMENTS (Continued)

Related Party Convertible Notes Payable (Continued)

The conversion feature in these notes is being accounted for as a derivative liability (and a related debt discount which is being amortized to interest expense over the term of the notes) and was revalued at the expected settlement value at each reporting period. Activity for the derivative liability is as follows:

Value at September 30, 2018	$1,125,000
Additional notes	1,940,282
Change in value	318,255
Value at September 30, 2019	3,383,537
Additional notes	1,037,500
Change in value	586,472
Value at September 30, 2020	$5,007,509

The derivative liability is being measured at fair value which is based upon the expected future settlement amount and the expected predominate settlement mechanism in the convertible notes, which is conversion into a qualified financing at a 20% discount.

In fiscal year ended September 30, 2019, the Company had accounted for the notes as share settled debt and accordingly was accreting the notes up to their expected settlement amount over the term of the notes. As discussed in Note 2, the financial statements for the year ended September 30, 2019 were restated to correct the accounting for this conversion feature as a bifurcated conversion derivative.

All of the related party notes are secured by a first priority security interest on all assets including cash, intangibles, fixed assets, inventory and accounts receivable.

Convertible Promissory Note

In September 2020, the Company issued a $1,500,0000 convertible promissory note at an annual interest rate of 10% with a maturity date of September 18, 2025. The note is secured by a Mobetron system. The holder of the note has the option to convert the outstanding principal into securities to be issued in the next round of financing, where the number of shares would equate to the outstanding loan balance divided by 80% of the price per share of the next round price.

The conversion feature in this note is accounted for as a derivative liability (and a related debt discount which was amortized to interest expense over the term of the notes) and is revalued at the expected settlement value at each reporting period. Activity for the derivative liability is as follows:

At issuance	375,000
Change in value	1,232
Value at September 30, 2020	$376,232

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – FINANCING ARRANGEMENTS (Continued)

Loan payable

In April 2020, the Company received a Payroll Protection Program (“PPP”) loan for $493,600. In January 2021, the loan was forgiven in full.

Capital Leases/Sale Leasebacks

In June 2018, the Company entered into an agreement to sell one unit of its equipment to a related party for $1.5 million. The Company then leased back the equipment. The term of the lease is five years at an annual interest rate of 15%. The Company shall make lease payments of $30,000 per month, pro-rated for fractional first and last months. During 2020 and 2019, the Company recorded $216,679 of profit on the sale leaseback per year. As of September 30, 2020 and 2019, deferred profit on the sale leaseback was $595,868 and $812,547. Interest expense on this lease was $130,115 and $154,745 for the years ended September 30, 2020 and 2019.

In connection with the sale leaseback, the Company issued a warrant to purchase 750,000 shares of common stock at an exercise price of $0.40 per share which expires in September 2025, of which 375,000 were immediately vested and 375,000 vests over a 60-month term.

In March 2019, the Company sold two units of its equipment to another third party for $1.5 million and then leased back the equipment. The term of the lease is three years at an annual interest rate of 10%. The Company shall make lease payments of $42,475 per month. In June 2019, the Company purchased back one of the units. In November 2019, the Company purchased back the other unit. During 2020 and 2019, the Company recorded $307,484 and $105,251 of profit on the sale leaseback, respectively. As of September 30, 2020 and 2019, deferred profit on the sale leaseback was zero and $307,484. Interest expense on these two leases was $5,485 and $53,980 for the years ended September 30, 2020 and 2019, respectively.

In April 2019, the Company entered into a third sale and leaseback transaction with the same third party for one unit of its equipment for $750,000. The term of the lease is three years at an annual interest rate of 10%. The Company makes monthly lease payments of $21,238. In September 2020, the Company purchased back the unit. During 2020 and 2019, the Company recorded $317,907 and $57,327 of profit on the sale leaseback, respectively. As of September 30, 2010 and 2019, deferred profit on this sale leaseback was zero and $317,907, respectively. Interest expense on this lease was $56,908 and $35,606 for the years ended September 30, 2020 and 2019, respectively.

In connection with these three sale leaseback transactions, the Company issued a warrant to purchase 562,500 shares of common stock at an exercise price of $0.4 per share which expires in March 2026.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

In June 2019, the Company entered into another two sale leaseback transactions with the same third party for two units of its equipment for $1,500,000. The term of the leases is three years at an annual interest rate of 10%. The Company makes monthly lease payments of $42,475. In October 2019, the Company purchased back one of the units. During 2020 and 2019, the Company recorded $463,831 and $72,962 of profit on these two sale leaseback transactions, respectively. As of September 30, 2020 and 2019, deferred profit on these sale leasebacks was $213,675 and $678,506, respectively. Interest expense on these leases was $69,750 and $36,749 for the years ended September 30, 2020 and 2019, respectively.

In connection with one of the sale leaseback transactions in June 2019, the Company issued a warrant to purchase 187,500 shares of common stock at an exercise price of $0.4 per share which expires in June 2026.

In September 2019, the Company entered into the sixth and seventh sale and leaseback transactions with the same third party for another two units of its equipment for $635,000. As of September 30, 2019, the Company still had a $235,000 receivable from the third party in relation to one of the units. This was received in October 2019. The term of this lease is three years at an annual interest rate of 10%. The Company makes monthly lease payments of $17,981. During 2020 and 2019, the Company did not record any profit on the sale leaseback as the sale proceeds were equal to the cost. Interest expense on these leases was $71,724 and zero for the years ended September 30, 2020 and 2019.

In connection with the sixth and seventh sale and leaseback transaction, the Company issued a warrant to purchase $157,750 shares of common stock at an exercise price of $0.4 per share which expires in September 2026.

In October 2019, the Company entered into the eighth sale and leaseback transaction with the same third party for one unit of its equipment for $750,000. The term of the lease is three years at an annual interest rate of 10%. The Company makes monthly lease payments of $21,238. In May 2020, the Company purchased back the unit. During 2020, the Company recorded $350,098 of profit on this sale leaseback transaction. Interest expense on this lease was $40,176 for the year ended September 30, 2020.

In November 2019, the Company entered into the ninth sale and leaseback transaction with the same third party for one unit of its equipment for $750,000. The term of the lease is three years at an annual interest rate of 10%. The Company makes monthly lease payments of $21,238. During 2020, the Company recorded $106,974 of profit on this sale leaseback transaction. As of September 30, 2020, deferred profit on this sale leaseback was $243,123. Interest expense on this lease was $60,499 for the year ended September 30, 2020. In October 2020, the Company purchased back the unit.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

In December 2019, the Company entered into the tenth sale and leaseback transaction with the same third party for one unit of its equipment for $750,000. The term of the lease is three years at an annual interest rate of 10%. The Company makes monthly lease payments of $21,238. During 2020, the Company recorded $97,240 of profit on this sale leaseback transaction. As of September 30, 2020, deferred profit on this sale leaseback was $252,848. Interest expense on this lease was $55,033 for the year ended September 30, 2020. In November 2020, the Company purchased back the unit.

In connection with the tenth sale leaseback transaction, the Company issued a warrant to purchase 187,500 shares of common stock at an exercise price of $0.4 per share which expires in December 2026.

In September 2020, the Company entered into the eleventh sale and leaseback transaction with the same third party for one unit of its equipment for $750,000. The term of the lease is 42 months years at an annual interest rate of 10%. The Company makes monthly lease payments of $21,238. As of September 30, 2020, deferred profit on this sale leaseback was $326,271. Interest expense on this lease was $3,082 for the year ended September 30, 2020.

In connection with the eleventh sale leaseback transaction, the Company issued a warrant to purchase 187,500 shares of common stock at an exercise price of $0.4 per share which expires in September 2027.

Warrants issued in connection with these transactions, which include those immediately vested and those that vest over 60 months, were accounted for as a payment against the lease and recorded to equity. The calculated fair value of the warrants was $129,002 for the March 2019 warrants, $42,370 for the June 2019 warrants, $35,560 for the September 2019 warrants,

$42,107 for the December 2019 warrants and $40,566 for the September 2020 warrants estimated using the Black-Scholes model with the following assumptions:

	March 2019	June 2019	September 2019	December 2019	September 2020
Expected dividend yield (1)	0%	0%	0%	0%	0%
Risk-free interest rate (2)	2.49%	1.96%	1.65%	1.74%	0.47%
Expected volatility (3)	55%	55%	55%	55%	55%
Expected life (in years) (4)	7	7	7	7	7

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

(1)	The Company has no history or expectation of paying cash dividends on its common stock.

(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)	The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.

(4)	The expected life represents the contractual term of the warrant.

Following are the future minimum lease payments for the capital leases as of September 30,:

2021	$1,595,180
2022	1,595,180
2023	1,129,329
2024	127,425
Total	$4,447,114
Less interest	(751,088)
Total	$3,696,026

NOTE 7 – STOCKHOLDERS’ DEFICIT

Common Stock

As of September 30, 2020 and 2019, the Company was authorized to issue 55,000,000 shares of common stock, all with a par value of $0.00001 per share.

Convertible Preferred Stock

The convertible preferred stock as of September 30, 2020 and 2019, consisted of the following:

	Number of Shares Authorized	Number of Shares Issued and Outstanding	Total Liquidation Preference
Series C	30,944,765	26,856,187	$28,017,717
Series A-2	16,403,396	2,903,396	2,903,396

	47,348,161	29,759,583	$30,921,113

As of September 30, 2020, the rights and preferences, privileges and restrictions of the Series C and A-2 Convertible Preferred Stock are set forth in the Company’s Amended and Restated Articles of Incorporation and are summarized as follows:

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCKHOLDERS’ DEFICIT (Continued)

Convertible Preferred Stock (Continued)

Dividends Provisions

The holders of shares of Series C and A-2 Convertible Preferred Stock shall be entitled to receive dividends when, as and if declared by the board of directors, prior and in preference to any declaration or payment of any dividend or distribution on the Common Stock or any other junior equity security of the Company, at the rate of 8% of the original Series C and A-2 base price, adjustable for certain events, such as stock splits and combinations. The Company has not declared dividends to date.

After such dividends to the holders of the Series C and A-2 Convertible Preferred Stock, any additional dividends or distributions shall be distributed among all holders of Common Stock and Convertible Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Convertible Preferred Stock were converted to Common Stock at the then effective Conversion Ratio.

Redemption Provisions

The Convertible Preferred Stock is not redeemable at the option of the holder.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series C Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A-2 and Common Stock or other junior equity securities of the Company by reason of their ownership thereof, an amount per share equal to the Series C Issue Price times 1.25 plus all dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. Holders of Series A-2 are entitled to an amount per share equal to Series A-2 Issue Price plus all dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A-2 and C Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A-2 and C Convertible Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Conversion

Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the outstanding amount of the Original Series C and A-2 Issue Price by the Series C and A-2 conversion price (initially $0.8436 and $1.00, respectively).

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCKHOLDERS’ DEFICIT (Continued)

Convertible Preferred Stock (Continued)

Each share of Series C and A-2 shall be converted into fully-paid, nonassessable shares of Common Stock at the then effective Preferred conversion price immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registrant statement filed under the Securities Act of 1933, covering the offer and sale of Common Stock provided that a) the public offering price is at least $4.218 per share of Common Stock, b) the aggregate gross proceeds to the Corporation are not less than $50,000,000 and c) the Common Stock of the Corporation is listed for quotation on the NYSE or NASDAQ stock market.

The conversion price is subject to adjustment for stock splits, recapitalizations, reorganizations and other equity restructuring transactions. Additionally, the conversion price is subject to the adjustment based upon future dilutive issuances at a price less than the Preferred conversion price.

Voting Rights

The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted on the record date for the vote or consent of stockholders, and, except as otherwise required by law, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.

NOTE 8 – STOCK-BASED COMPENSATION

The Company has adopted the 2013 Stock Plan under which it originally reserved 4,350,636 shares for grants of awards. An additional 3,719,364 shares were reserved in May 2016 under the amended plan, bringing the total shares reserved to 8,070,000.

The Option Plan provides for the grant of incentive and non-statutory stock options to employees, nonemployee directors and consultants of the Company. Options granted under the Option Plan generally become exercisable ratably over a four-year period following the date of grant and expire ten years (five years for incentive and non-statutory stock options granted to holders of 10% or more of the voting stock) from the date of grant. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant but subject to repurchase at their original exercise price in the event of an employee’s termination prior to full vesting. All other options are exercisable only to the extent vested.

The exercise price of both incentive and non-statutory stock options granted under the Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. Incentive and non-statutory stock options granted to stockholders who own greater than 10% of the Company’s outstanding stock at the date of grant must be issued at no less than 110% of the estimated fair value of the common stock on the date of grant.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – STOCK-BASED COMPENSATION (Continued)

Stock option activity for the years ended September 30, 2020 and 2019 was as follows:

		Weighted-	Weighted-
		average	average
		exercise	remaining
		price	contractual
	Shares	per share	life (in years)
Outstanding at September 30, 2018	2,296,000	$0.40	7.66

Options granted	154,000	$0.40
Options forfeited/cancelled	-	$-
Outstanding at September 30, 2019	2,450,000	$0.40	6.82

Options granted	-	$-
Options forfeited/cancelled	(68,000)	$0.40

Outstanding at September 30, 2020	2,382,000	$0.40	5.76

Vested and expected to vest at September 30, 2020	2,382,000	$0.40	5.76

Exercisable at September 30, 2020	2,338,958	$0.40	5.72

The weighted-average grant date calculated fair value of options granted during the years ended September 30, 2020 and 2019 was zero and $0.18, respectively. The total fair value of shares vested during the years ended September 30, 2020 and 2019 was $12,515 and $66,992, respectively.

As of September 30, 2020, there was $11,530 of unamortized stock-based compensation cost related to unvested stock options which is expected to be recognized over a weighted average period of 1.71 years.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – STOCK-BASED COMPENSATION (Continued)

The calculated fair value option grants were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for the year ended September 30, 2019:

Expected dividend yield (1)	0%
Risk-free interest rate (2)	2.69%
Expected volatility (3)	55.00%
Expected life (in years) (4)	6.25

(1)	The Company has no history or expectation of paying cash dividends on its common stock.

(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)	The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.

(4)	The expected life represents the period of time that options granted are expected to be outstanding and was estimated using the simplified method and essentially equates to the weighted average of the vesting term and contractual life of the options.

NOTE 9 – INCOME TAXES

The provision for income taxes consisted of the following for the years ended September 30,:

	2020	2019
Current:
Federal	$-	$-
State	800	800

Total current	$800	$800

Deferred:
Federal	$13,408	$13,408
State	-	-

Total provision	$14,208	$14,208

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – INCOME TAXES (Continued)

The components of the net deferred tax assets and liabilities are as follows as of September 30,:

	2020	2019
Deferred tax assets:

Net operating loss carryforwards	$10,346,465	$8,786,630
Derivative liability	1,258,204	826,265
Fixed assets and intangibles	850,760	720,389
Stock compensation	160,426	167,632
Credit carryforwards	587,148	452,788
Accrued warranty	42,067	43,956
Accrued compensation	52,001	43,124
Deferred revenue	14,022	14,652
Other	15,021	21,061

Gross deferred tax assets	13,326,114	11,076,497

Valuation allowance	(12,614,934)	(10,697,609)

Net deferred tax assets	711,180	378,888

Deferred tax liabilities:
Goodwill	(512,526)	(457,588)
Deferred COGS	(105,630)	-
Debt discount	(185,132)	-

Net deferred tax liabilities	$(92,108)	$(78,700)

Under U.S. GAAP, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – INCOME TAXES (Continued)

The difference between the provision for income taxes and the income tax determined by applying the federal statutory rate of 21% is principally due to the changes in the valuation allowance. The valuation allowance increased $1,917,325 for the year ended September 30, 2020 and increased

$3,052,238 for the year ended September 30, 2019.

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the deferred tax assets have been offset by a valuation allowance. As of September 30, 2020, the Company had NOL (net operating loss) carryforwards for federal tax purposes totaling $41,853,484 and for state tax purposes totaling $21,562,470. The NOL carryforwards will begin expiring in 2034 for both federal and state purposes for tax years before 2018 and post 2019 federal NOLs can be carried forward indefinitely. At September 30, 2020, the Company also has federal and state research and development tax credit carryforwards of

$316,241 and $270,907, respectively. The federal tax credits will expire starting in 2034, unless previously utilized. The state tax credits do not expire and can be carried forward indefinitely.

Utilization of the NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership percentage change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the “Code”), as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. The annual limitation may result in the expiration of the NOL and tax credit carryforwards before utilization.

The Company’s 2016 through 2020 tax years remain open for examination by the federal and state taxing authorities.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its facilities under a noncancelable operating lease that expires September 2021. In addition to the base rent, the Company is responsible for certain insurance, property tax and maintenance expenses under the terms of the facilities lease. The Company recognizes rent on a straight-line basis over the term of the lease. The difference between required lease payments and straight-line rent expense has been recorded as deferred rent in the accompanying consolidated balance sheets at September 30, 2020 and 2019. Rent expense for years ended September 30, 2020 and 2019 was $506,237 and $510,772 respectively.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – COMMITMENTS AND CONTINGENCIES (Continued)

Operating Lease (Continued)

Future minimum payments required under the noncancelable operating lease are $518,459 for the year ending September 30, 2021.

Indemnification

In the Company’s sales agreements, the Company typically agrees to indemnify its customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. To date, the Company has not paid any amounts to settle claims or defend lawsuits.

Litigation

The Company may from time to time become involved in various legal proceedings arising in the ordinary course of business. The unfavorable resolution of any such matters could have a material effect on the Company’s consolidated financial position and results of operations.

NOTE 11 – DEFINED CONTRIBUTION 401(K) PLAN

The Company has a qualified 401(k) plan for all eligible employees. Employees may contribute up to the statutory maximum, which is set by law each year. The Company does not currently match contributions.

NOTE 12 – SUBSEQUENT EVENTS

In October 2020, the Company entered into a strategic collaboration agreement with a customer involving preclinical and clinical plans for developing ultra-high dose rate radiotherapy for clinical implementation using Mobetron. The Company agreed to commit funding of $668,477 for the performance of the Year 1 study. The Company also agreed to a non-refundable royalty payment of 2% of worldwide net sales of a product utilizing FLASH Radiotherapy (excluding sales to this customer) for a period of seven years, not exceeding $5,000,000. The collaboration funding amounts are fully creditable against the royalties due. However, no royalty payment shall be due prior to the Company’s receipt of FDA approval for the product, and if the Company has provided all collaboration funding to support all clinical studies conducted in the agreement.

In November 2020, the Company entered into two additional sale and leaseback agreements with the same third party as disclosed in Note 6 for $750,000 each. Each lease has a term of 43 months, with monthly payments of $21,238. In connection with this, the Company issued a warrant to purchase 375,000 shares of common stock at an exercise price of $0.4 per share which expires in November 2027.

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – SUBSEQUENT EVENTS (Continued)

In November 2020, the Company issued a convertible promissory note to the same holder as disclosed in Note 6, for $1,200,000 at an annual interest rate of 10% with a maturity date of November 18, 2025. The note is secured by a Mobetron system. The holder of the note has the option to convert the outstanding principal into securities to be issued in the next round of financing, where the number of shares would equate to the outstanding loan balance divided by 80% of the price per share of the next round price.

In January 2021, the Company entered into a sale and leaseback agreement for two Mobetrons, for $2,500,000, with a new third party. The lease term is five years with monthly payments ranging from $19,178 to $21,233.

The Company evaluated subsequent events through March 23, 2021, the date which the consolidated financial statements were available to be issued.